ION Reports Third Quarter Results
Takes Restructuring Charges to Rightsize Systems Segment

HOUSTON – November 6, 2013 – ION Geophysical Corporation (NYSE: IO) today reported a third quarter 2013 net loss of $202.1 million, or $(1.29) per diluted share, which included restructuring and special items totaling $(182.0) million, impacting its diluted earnings per share by $(1.16). Excluding these restructuring and special items, ION's net loss was $20.1 million on revenues of $79.8 million, or $(0.13) per diluted share, compared to net income of $14.9 million on revenues of $136.3 million, or $0.09 per diluted share, in third quarter 2012.
During the quarter, the Company recorded several restructuring and special items as follows:

•	$72.9 million, impacting other expense, primarily related to an increase to the Company's accrual on the WesternGeco legal matter;

•
$30.5 million, impacting cost of sales, of which $25.0 million related to inventory write-downs and severance-related charges within the Systems segment and $5.5 million to a partial write-down of a land multi-client data library within the Solutions segment;

•
$11.4 million, impacting operating expenses, of which $9.2 million related to the write-down of all receivables due from its OceanGeo (formerly named GeoRXT) joint venture and $2.2 million to severance-related charges within the Systems segment;

•	$62.1 million related to establishing a valuation allowance on the Company's net deferred tax assets; and

•	$5.0 million related to the conversion of ION preferred stock into ION common shares.
Of the total $182.0 million of charges, approximately $16.0 million were cash items. A reconciliation of the restructuring and special items can be found in a table at the end of this press release.
Brian Hanson, the Company’s President and Chief Executive Officer, commented, “The third quarter was obviously disappointing, with our year-over-year revenues down 41%. In our Solutions segment, we experienced a significant decline in new venture activities and data library revenues, indicative of the recent softening in multi-client programs. This year has seen excess capacity in the market for marine proprietary programs, creating availability for contractors to service the multi-client market. With excess available capacity driving lower than expected underwriting levels, we currently have delayed our investments in new programs.
“Looking ahead to the fourth quarter, we expect to increase multi-client program investments in our 3D North American land programs as well as several new 2D marine programs that are sufficiently underwritten.
“Our data processing business had solid revenues during the first nine months of the year, driven by strong demand in Europe, the Middle East and the Gulf of Mexico, as well as continued demand for our broadband processing solution, WiBandTM. However, our third quarter data processing revenues were down year-over-year, due to approximately $7.0 million of unrecorded revenues tied to a customer contract still pending final execution.

“Our Software segment continued to experience year-over-year weakness due to softness in the marine contractor market driven by customer consolidation. However, the launch of our new NarwhalTM ice management system at the Society of Exploration Geophysicists (SEG) show in September was well received. We earned our first commercial revenues this quarter, and we look forward to more updates on Narwhal in ensuing quarters.
“During the third quarter, we restructured our Systems segment to reflect the maturity of our towed streamer product portfolio. Primarily, we aligned the segment to focus on the seabed market, while lowering the legacy towed streamer product line cost structure, managing it toward greater profitability. As a result of our restructuring, we have reduced our Systems segment operating costs by approximately $12 million per year.
“During the third quarter, our INOVA joint venture initiated a restructuring program in response to the continued softness in the land market and competition among land equipment providers for both cabled and cableless acquisition systems. The restructuring within INOVA is intended to enable the business to operate profitably at lower revenue levels. As we report INOVA on a one fiscal quarter lag, our share of INOVA's restructuring charges will impact our fourth quarter results.
"We also wrote down our remaining investment and receivables in OceanGeo to a zero value. Until we develop a new pipeline of projects for the joint venture, we felt it was appropriate that our 30% ownership position reflect the lack of earnings visibility in the near future. We continue to help the joint venture in securing new programs as quickly as possible.
“Regarding the additional increase to our legal accrual, as we disclosed in our October 8-K filing, the trial court in our WesternGeco lawsuit entered an order on supplemental damages and ruled that the damages for the additional units should be calculated by combining the jury’s previous reasonable royalty and lost profits damages awards per unit.  Based on these further developments at the trial court level, we concluded it was appropriate to increase the accrual and record an additional non-cash charge to cover these supplemental damages and interest. In the order, the presiding judge also ruled that infringement involving the supplemental units was not willful and that WesternGeco was not entitled to receive enhanced damages. After a final judgment in the case is entered by the trial court, we look forward to appealing the case to the United States Court of Appeals for the Federal Circuit in Washington, D.C.  It will take some time for the appeal to be completed, but we believe we will ultimately prevail in the case.”
THIRD QUARTER 2013
Total revenues decreased 41% to $79.8 million, compared to $136.3 million in third quarter 2012. Revenues in all three of the Company's segments declined.
Solutions segment revenues decreased to $43.4 million, compared to $92.1 million in third quarter 2012, due to declines in new venture, data library and data processing revenues. New venture revenues were down due to delays in new programs, driven by lower than expected underwriting levels. Data library revenues declined year-over-year due to further delays in licensing rounds in key geographic locations. Data processing revenues were down due to approximately $7.0 million of unrecorded revenues tied to a customer contract pending final execution.
Systems segment sales decreased to $26.3 million compared to $31.1 million in third quarter 2012, primarily related to a decline in revenues associated with new positioning system sales, partially offset by an increase in repair and replacement systems sales to the Company's existing customer base.

Software segment sales declined to $10.1 million from $13.1 million, primarily related to a decline in Orca® and Gator® licensing revenues driven by customer consolidation.
Excluding the impact of restructuring and special items, consolidated gross margins were 19%, compared to 41% in third quarter 2012, and operating margins were (18)%, compared to 18% in third quarter 2012. The decrease in gross and operating margins was driven primarily by the low revenues within the Solutions segment.
The Company’s equity investments include its 49% interest in INOVA Geophysical and its 30% interest in OceanGeo. The Company accounts for its interest in INOVA on a one fiscal quarter lag basis. As a result, the Company's share of INOVA's second quarter 2013 financial results is included in the Company's third quarter results. During the third quarter, the Company recognized losses on its INOVA equity investment of $(0.2) million, compared to losses of $(1.7) million for the prior year period. Additionally, during third quarter 2013, the Company recorded a loss on its OceanGeo equity investment of $(5.0) million, which excludes the receivable write-down as discussed above. See the attached financial tables for the summarized financial results of INOVA and OceanGeo.
The Company's effective tax rate was (41)%, compared to 28% in third quarter 2012. The change in the effective tax rate resulted from establishment of a deferred tax valuation allowance in third quarter 2013. The deferred tax valuation allowance is associated with this quarter’s restructuring and special charges, and the previously recorded non-cash reserve taken for the litigation with WesternGeco.
As of September 30, 2013, the Company had full availability under its $175.0 million credit facility. The Company’s total cash and cash equivalents were $88.6 million, for total liquidity of $263.6 million at September 30, 2013. Adjusted EBITDA was $(4.2) million compared to $56.8 million in third quarter 2012. A reconciliation of Adjusted EBITDA can be found in the financial tables of this press release.
YEAR-TO-DATE 2013
Total revenues decreased 6% to $330.5 million compared to $353.2 million for the same period in 2012. Solutions segment revenues decreased 4% to $221.2 million, primarily due to a slowdown in data library sales during this year. Systems segment revenues decreased by 9%, primarily due to a decline in revenues associated with new positioning system sales, partially offset by an increase in repair and replacement systems. Software segment revenues decreased 16% due to a decline in Orca and Gator revenues associated with customer consolidation.
Excluding the impact of restructuring and special items, consolidated gross margins decreased to 26% compared to 40% in the first three quarters of 2012, and operating margins were (2)% compared to 14% in the same period of 2012. The decrease in gross and operating margins is due to the revenue declines in the Solutions and Software segments and to cost overruns incurred during the first six months of 2013 on a 3D marine program within the Solutions segment.
The Company recognized losses on its INOVA equity investment of $(3.0) million, compared to earnings of $4.6 million for the 2012 period. This decline followed a 12% reduction in revenues, related to reduced vibrator truck sales and revenues from rental equipment, which were partially offset by an increase in sales of G3i systems. Additionally, the Company recorded losses on its OceanGeo equity investment of $(7.4) million, which excludes the receivable write-down as discussed above.
Including the restructuring and special items, the Company reported a net loss of $271.7 million, or $(1.73) per diluted share. In addition to the items highlighted above, the first nine months of 2013 were impacted by the approximate

$110.0 million charge in the second quarter as the Company increased its accrual related to the WesternGeco legal matter. Excluding the restructuring and special items, the Company reported net loss of $18.2 million, or $(0.12) per diluted share, compared to net income of $35.1 million, or $0.22 per diluted share, in the first nine months of 2012.
OUTLOOK
Greg Heinlein, the Company's Chief Financial Officer, commented, “We completed painful but necessary steps to rightsize our Systems segment for some of our product lines. These predominantly non-cash charges represent our further transition to a service model focused more closely on E&P customers. We believe these actions will better position ION within these markets in 2014 as the current seismic market imbalances correct themselves.
“Looking ahead, our effective tax rate should be significantly lower throughout 2014, as we expect to begin utilizing our net operating losses that are fully reserved. With our reduced investment in multi-client programs during the first nine months of this year, we now expect that our full year spending will be in the range of $100 million to $120 million.
“Given the previously mentioned recent seismic market dynamics, we are prudently managing our business to generate positive cash flows and take comfort with the full availability under our $175 million revolver and almost $90 million of cash on hand at the end of September.”
CONFERENCE CALL
The Company has scheduled a conference call for Thursday, November 7, 2013, at 10:00 a.m. Eastern Time that will include a slide presentation to be posted in the Investor Relations section of the ION website by 9:00 a.m. Eastern time. To participate in the conference call, dial 480-629-9863 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until November 21, 2013. To access the replay, dial 303-590-3030 and use pass code 4644944#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. An archive of the webcast will be available shortly after the call on the Company’s website.

About ION
ION Geophysical Corporation is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings are designed to allow E&P companies to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and to enable seismic contractors to acquire geophysical data safely and efficiently. Additional information about ION is available at www.iongeo.com.

Contact
Greg Heinlein
Senior Vice President and Chief Financial Officer
+1.281.552.3011

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include future sales, earnings and market growth, timing of sales, future liquidity and cash levels, future estimated revenues and earnings, sales expected to result from backlog, benefits expected to result from the INOVA Geophysical and OceanGeo joint ventures and related transactions, expected outcome of litigation and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risks associated with litigation, including the lawsuit brought by WesternGeco; the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; the operation of the INOVA Geophysical and OceanGeo joint ventures; the Company’s level and terms of indebtedness; competitors’ product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product lines. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed during 2013.

Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Service revenues	$44,679	$93,023	$224,231	$232,501
Product revenues	35,159	43,300	106,259	120,746
Total net revenues	79,838	136,323	330,490	353,247
Cost of services	52,256	59,136	188,494	149,863
Cost of products	42,686	21,229	85,525	60,327
Gross profit (loss)	(15,104)	55,958	56,471	143,057
Operating expenses:
Research, development and engineering	10,288	7,504	28,665	25,536
Marketing and sales	8,416	8,091	25,364	24,162
General, administrative and other operating expenses	22,720	15,314	50,277	43,695
Total operating expenses	41,424	30,909	104,306	93,393
Income (loss) from operations	(56,528)	25,049	(47,835)	49,664
Interest expense, net	(4,281)	(1,237)	(8,103)	(4,119)
Equity in earnings (losses) of investments	(5,192)	(1,684)	(10,414)	4,561
Other expense, net	(74,301)	(936)	(180,392)	(727)
Income (loss) before income taxes	(140,302)	21,192	(246,744)	49,379
Income tax expense	56,954	6,037	19,450	13,666
Net income (loss)	(197,256)	15,155	(266,194)	35,713
Net loss attributable to noncontrolling interest	498	42	515	436
Net income (loss) attributable to ION	(196,758)	15,197	(265,679)	36,149
Preferred stock dividends	338	338	1,014	1,014
Conversion payment of preferred stock	5,000	—	5,000	—
Net income (loss) applicable to common shares	$(202,096)	$14,859	$(271,693)	$35,135
Net income (loss) per share:
Basic	$(1.29)	$0.10	$(1.73)	$0.23
Diluted	$(1.29)	$0.09	$(1.73)	$0.22
Weighted average number of common shares outstanding:
Basic	157,143	155,918	156,842	155,698
Diluted	157,143	162,852	156,842	162,680

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$88,585	$60,971
Accounts receivable, net	62,901	127,136
Unbilled receivables	82,894	89,784
Inventories	61,404	70,675
Prepaid expenses and other current assets	25,698	25,605
Total current assets	321,482	374,171
Deferred income tax asset	—	28,414
Property, plant, equipment and seismic rental equipment, net	49,360	33,772
Multi-client data library, net	242,870	230,315
Equity method investments	69,624	73,925
Goodwill	55,322	55,349
Intangible assets, net	11,986	14,841
Other assets	15,199	9,796
Total assets	$765,843	$820,583

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$5,193	$3,496
Accounts payable	31,808	28,688
Accrued expenses	60,360	124,095
Accrued multi-client data library royalties	24,661	26,300
Deferred revenue	20,361	26,899
Total current liabilities	142,383	209,478
Long-term debt, net of current maturities	180,530	101,832
Other long-term liabilities	207,044	8,131
Total liabilities	529,957	319,441
Redeemable noncontrolling interest	1,881	2,123
Equity:
Cumulative convertible preferred stock	—	27,000
Common stock	1,633	1,564
Additional paid-in capital	877,891	848,669
Accumulated deficit	(625,976)	(360,297)
Accumulated other comprehensive loss	(13,300)	(11,886)
Treasury stock	(6,565)	(6,565)
Total stockholders’ equity	233,683	498,485
Noncontrolling interests	322	534
Total equity	234,005	499,019
Total liabilities and equity	$765,843	$820,583

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$(266,194)	$35,713
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization (other than multi-client data library)	13,146	11,532
Amortization of multi-client data library	50,892	66,911
Amortization of debt costs	928	187
Stock-based compensation expense	5,707	4,473
Equity in (earnings) losses of investments	10,414	(4,561)
Gain on sale of cost-method investment	(3,591)	—
Accrual for loss contingency related to legal proceedings	181,776	10,000
Write-down of multi-client data library	5,461	—
Write-down of receivables from OceanGeo	9,157	—
Write-down of excess and obsolete inventory	21,197	—
Deferred income taxes	7,768	795
Change in operating assets and liabilities:
Accounts receivable	57,010	37,526
Unbilled receivables	6,890	(40,898)
Inventories	(13,157)	(8,540)
Accounts payable, accrued expenses and accrued royalties	(31,550)	12,812
Deferred revenue	(6,527)	(12,316)
Other assets and liabilities	12,585	(2,302)
Net cash provided by operating activities	61,912	111,332
Cash flows from investing activities:
Investment in multi-client data library	(68,908)	(105,600)
Purchase of property, plant, equipment and seismic rental assets	(14,374)	(13,566)
Net advances to INOVA Geophysical	(8,000)	—
Investment in and advances to OceanGeo B.V. (formerly named GeoRXT B.V.)	(9,500)	—
Proceeds from sale of a cost-method investment	4,150	—
Maturity of short-term investments	—	20,000
Investment in convertible note	(2,000)	(2,000)
Other investing activities	76	—
Net cash used in investing activities	(98,556)	(101,166)
Cash flows from financing activities:
Proceeds from issuance of notes	175,000	—
Payments under amended revolving line of credit	(97,250)	(51,000)
Borrowings under amended revolving line of credit	—	148,250
Repayment of term loan	—	(98,250)
Payments on long-term debt	(3,296)	(2,776)
Cost associated with issuance of notes	(6,731)	—
Cost associated with debt amendment	—	(1,313)
Payment of preferred dividends	(1,014)	(1,014)
Conversion payment of preferred stock	(5,000)	—
Proceeds from exercise of stock options	2,367	563
Other financing activities	790	338
Net cash provided by (used in) financing activities	64,866	(5,202)
Effect of change in foreign currency exchange rates on cash and cash equivalents	(608)	113
Net increase in cash and cash equivalents	27,614	5,077
Cash and cash equivalents at beginning of period	60,971	42,402
Cash and cash equivalents at end of period	$88,585	$47,479

Reconciliation of Restructuring and Special Items to Diluted Earnings per Share
(Non-GAAP Measure)
(In thousands, except per share data)
(Unaudited)
The financial results are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is income (loss) from operations or net income (loss) excluding certain charges or amounts. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for income (loss) from operations, net income (loss) or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and the corresponding reconciliation to GAAP financials for the three and nine months ended September 30, 2013:

	Three Months Ended September 30, 2013
		Restructuring and Special Items by Segment
	As Reported	Systems(1)	Solutions(2)	Corporate and Other		As Adjusted
Net revenues	$79,838	$—	$—	$—		$79,838
Cost of sales	94,942	(25,080)	(5,461)	—		64,401
Gross profit (loss)	(15,104)	25,080	5,461	—		15,437
Operating expenses	41,424	(2,216)	—	(9,157)	(3)	30,051
Income (loss) from operations	(56,528)	27,296	5,461	9,157		(14,614)
Operating margin	(71)%					(18)%
Interest expense, net	(4,281)	—	—	—		(4,281)
Equity in losses of investments	(5,192)	—	—	—		(5,192)
Other expense, net	(74,301)	—	—	72,940	(4)	(1,361)
Income tax expense (benefit)	56,954	—	—	(62,106)	(5)	(5,152)
Net income (loss)	(197,256)	27,296	5,461	144,203		(20,296)
Net loss attributable to noncontrolling interest	498	—	—	—		498
Net income (loss) attributable to ION	(196,758)	27,296	5,461	144,203		(19,798)
Preferred stock dividends	5,338	—	—	(5,000)	(6)	338
Net income (loss) applicable to common shares	$(202,096)	$27,296	$5,461	$149,203		$(20,136)
Net income (loss) per share:
Basic	$(1.29)					$(0.13)
Diluted	$(1.29)					$(0.13)
Weighted average number of common shares outstanding:
Basic	157,143					157,143
Diluted	157,143					157,143

	Nine Months Ended September 30, 2013
		Restructuring and Special Items by Segment
	As Reported	Systems(1)	Solutions(2)	Corporate and Other		As Adjusted
Net revenues	$330,490	$—	$—	$—		$330,490
Cost of sales	274,019	(25,080)	(5,461)	—		243,478
Gross profit	56,471	25,080	5,461	—		87,012
Operating expenses	104,306	(2,216)	—	(9,157)	(3)	92,933
Income (loss) from operations	(47,835)	27,296	5,461	9,157		(5,921)
Operating margin	(14)%					(2)%
Interest expense, net	(8,103)	—	—	—		(8,103)
Equity in losses of investments	(10,414)	—	—	—		(10,414)
Other expense, net	(180,392)	—	—	182,940	(4)	2,548
Income tax expense (benefit)	19,450	—	—	(23,606)	(5)	(4,156)
Net income (loss)	(266,194)	27,296	5,461	215,703		(17,734)
Net loss attributable to noncontrolling interest	515	—	—	—		515
Net income (loss) attributable to ION	(265,679)	27,296	5,461	215,703		(17,219)
Preferred stock dividends	6,014	—	—	(5,000)	(6)	1,014
Net income (loss) applicable to common shares	$(271,693)	$27,296	$5,461	$220,703		$(18,233)
Net income (loss) per share:
Basic	$(1.73)					$(0.12)
Diluted	$(1.73)					$(0.12)
Weighted average number of common shares outstanding:
Basic	156,842					156,842
Diluted	156,842					156,842

(1)
Represents excess and obsolete inventory write-downs and severance-related charges as a result of a restructuring of the Systems segment. In addition, the Company is in the process of performing the required impairment testing of the Systems segment goodwill.

(2)	Represents the partial write-down of a land multi-client data library program.

(3)	Represents the write-down of the remaining carrying value of all receivables due from OceanGeo.

(4)
The third quarter primarily represents an additional accrual to the WesternGeco legal matter regarding supplemental damages. The nine months also reflects the Company's second quarter loss contingency accrual related to the WesternGeco legal matter.

(5)	Represents a charge to income tax expense related to the Company establishing a valuation allowance on its net deferred tax assets.

(6)	Represents a payment related to the conversion of ION preferred stock into ION common shares.

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net revenues:
Solutions:
New Venture	$11,945	$40,817	$93,630	$91,355
Data Library	5,184	22,756	36,153	55,259
Total multi-client revenues	17,129	63,573	129,783	146,614
Data Processing	26,318	28,546	91,453	83,601
Total	$43,447	$92,119	$221,236	$230,215
Systems:
Towed Streamer	$15,342	$17,529	$41,461	$47,060
Ocean Bottom	159	7,969	7,307	13,104
Other	10,766	5,616	33,194	30,475
Total	$26,267	$31,114	$81,962	$90,639
Software:
Software Systems	$8,892	$12,186	$24,297	$30,107
Services	1,232	904	2,995	2,286
Total	$10,124	$13,090	$27,292	$32,393
Total	$79,838	$136,323	$330,490	$353,247

	Three Months Ended September 30, 2013			Three Months Ended September 30, 2012
	As Reported	Restructuring and Special Items	As Adjusted

Gross profit (loss):
Solutions(1)	$(8,487)	$5,461	$(3,026)	$33,142
Systems(1)	(13,987)	25,080	11,093	12,731
Software	7,370	—	7,370	10,085
Total	$(15,104)	$30,541	$15,437	$55,958
Gross margin:
Solutions(1)	(20)%	13%	(7)%	36%
Systems(1)	(53)%	95%	42%	41%
Software	73%	—%	73%	77%
Total	(19)%	38%	19%	41%
Income (loss) from operations:
Solutions(1)	$(18,163)	$5,461	$(12,702)	$22,341
Systems(1)	(23,610)	27,296	3,686	6,335
Software	6,280	—	6,280	9,186
Corporate and other(1)	(21,035)	9,157	(11,878)	(12,813)
Total	$(56,528)	$41,914	$(14,614)	$25,049
Operating margin:
Solutions(1)	(42)%	13%	(29)%	24%
Systems(1)	(90)%	104%	14%	20%
Software	62%	—%	62%	70%
Corporate and other(1)	(26)%	11%	(15)%	(9)%
Total	(71)%	53%	(18)%	18%

	Nine Months Ended September 30, 2013			Nine Months Ended September 30, 2012
	As Reported	Restructuring and Special Items	As Adjusted

Gross profit:
Solutions(1)	$33,600	$5,461	$39,061	$81,031
Systems(1)	3,195	25,080	28,275	37,777
Software	19,676	—	19,676	24,249
Total	$56,471	$30,541	$87,012	$143,057
Gross margin:
Solutions(1)	15%	3%	18%	35%
Systems(1)	4%	30%	34%	42%
Software	72%	—%	72%	75%
Total	17%	9%	26%	40%
Income (loss) from operations:
Solutions(1)	$215	$5,461	$5,676	$49,381
Systems(1)	(21,172)	27,296	6,124	16,070
Software	16,396	—	16,396	21,547
Corporate and other(1)	(43,274)	9,157	(34,117)	(37,334)
Total	$(47,835)	$41,914	$(5,921)	$49,664
Operating margin:
Solutions(1)	—%	3%	3%	21%
Systems(1)	(26)%	33%	7%	18%
Software	60%	—%	60%	67%
Corporate and other(1)	(13)%	3%	(10)%	(11)%
Total	(14)%	12%	(2)%	14%

(1)
See the tables titled 'Reconciliation of Restructuring and Special Items to Diluted Earnings per Share' for descriptions of these restructuring and special items for three and nine months ended September 30, 2013.

INOVA GEOPHYSICAL EQUIPMENT LIMITED
SUMMARIZED FINANCIAL HIGHLIGHTS
(In thousands)
(Unaudited)
The Company accounts for its 49% interest in INOVA Geophysical as an equity method investment and records its share of earnings and losses of INOVA Geophysical on a one fiscal quarter lag basis. The following table reflects the summarized financial information for INOVA Geophysical for the three months ended June 30, 2013 and 2012 and the nine-month periods from October 1 to June 30, 2013 and 2012:

	Three Months Ended June 30,		Period from October 1 through June 30,
	2013	2012	2013	2012
Net revenues	$61,241	$47,447	$142,947	$163,224
Gross profit	$12,243	$6,296	$26,378	$39,762
Income (loss) from operations	$1,658	$(4,029)	$(7,103)	$11,390
Net income (loss)	$(488)	$(3,454)	$(6,518)	$10,917

OCEANGEO B.V.
SUMMARIZED FINANCIAL HIGHLIGHTS
(In thousands)
(Unaudited)
The Company accounts for its 30% interest in OceanGeo B.V. ("OceanGeo") (formerly named GeoRXT B.V.) as an equity method investment and records its share of earnings and losses of OceanGeo on a current basis. The following table reflects the summarized financial information for OceanGeo for the three months ended September 30, 2013 and the period from March 1, 2013 to September 30, 2013:

	Three Months Ended September 30, 2013	Period from March 1 to September 30, 2013
Net revenues(1)	$—	$19,668
Gross profit (loss)	$(11,359)	$(11,237)
Income (loss) from operations	$(16,733)	$(23,609)
Net income (loss)	$(17,553)	$(24,598)

(1)
During the three months ended September 30, 2013, OceanGeo vessels and crew remained idle. OceanGeo is actively bidding on new projects, which, if awarded, are expected to begin work in the fourth quarter.

Reconciliation of Adjusted EBITDA to Net Income (Loss)
(Non-GAAP Measure)
(In thousands)
(Unaudited)
The term Adjusted EBITDA represents net income (loss) before interest expense, interest income, income taxes, depreciation and amortization and other similar non-cash charges including, without limitation, equity in (earnings) losses of investments and accrual for loss contingency related to legal proceedings. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income (loss) or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included Adjusted EBITDA as a supplemental disclosure because its management believes that Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income (loss)	$(197,256)	$15,155	$(266,194)	$35,713
Interest expense, net	4,281	1,237	8,103	4,119
Income tax expense	56,954	6,037	19,450	13,666
Depreciation and amortization expense	19,057	32,700	64,038	78,443
Equity in (earnings) losses of investments	5,192	1,684	10,414	(4,561)
Accrual for loss contingency related to legal proceedings	71,776	—	181,776	—
Write-down of multi-client data library	5,461	—	5,461	—
Write-down of receivables from OceanGeo	9,157	—	9,157	—
Write-down of excess and obsolete inventory	21,197	—	21,197	—
Adjusted EBITDA	$(4,181)	$56,813	$53,402	$127,380